--------
 FORM 3         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
---------                    Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

(Print or Type Response)

---------------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*                           2.  Date of Event
                                                                        Requiring Statement
BALLENGER               CHERYL                                          (Month/Day/Year)
                                                                            5/23/00
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  (Last)               (First)              (Middle)                3.  IRS Identification
                                                                        Number of
                                                                        Reporting Person, if
9700 WEST HIGGINS ROAD                                                  an entity
                                                                        (Voluntary)
-------------------------------------------------------------------
                             (Street)


ROSEMONT               ILLINOIS               60018
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  (City)               (State)                (Zip)

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


--------------------------------------------------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol

    GALILEO INTERNATIONAL, INC.
    GLC
--------------------------------------------------------------------------------------------------------------------
5.  Relationship of Reporting Person(s) to Issuer             6.  If Amendment, Date
              (Check all applicable)                              of Original
     X    Director                     10% Owner                  (Month/Day/Year)
   -----                        ------
     X    Officer (give title          Other (specify             January 9, 2001
   -----           below)       ------        below)       ---------------------------------------------------------

    EXECUTIVE VICE PRESIDENT, FINANCE,                        7.  Individual or Joint/Group
    CHIEF FINANCIAL OFFICER AND TREASURER                         Filing (Check Applicable Person)
    -------------------------------------                      X  Form filed by One Reporting Person
                                                              ---
                                                                  Form filed by More than One Reporting Person
                                                              ---
--------------------------------------------------------------------------------------------------------------------


Table I - Non-Derivative Securities Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------
1. Title of Security              2. Amount of Securities   3. Ownership Form:    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                        Beneficially Owned        Direct (D) or         (Instr. 5)
                                     (Instr. 4)                Indirect (I)
                                                               (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                100                     D
-----------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                          (Over)

           Table II - Derivative Securities Beneficially Owned (e.g.,
                      puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security             2. Date Exercisable and      3. Title and Amount of Securities
   (Instr. 4)                                  Expiration Date              Underlying Derivative Security
                                               (Month/Day/Year)            (Instr. 4)
                                           --------------------------------------------------------------------
                                               Date        Expiration                         Amount or
                                            Exercisable       Date              Title         Number of
                                                                                              Shares
---------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK OPTION (RIGHT TO BUY)        (1)        7/30/07         COMMON STOCK      200
---------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK OPTION (RIGHT TO BUY)        (2)        6/18/08         COMMON STOCK      150
---------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK OPTION (RIGHT TO BUY)        (3)        6/18/08         COMMON STOCK      12,000
---------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK OPTION (RIGHT TO BUY)        (4)        6/17/09         COMMON STOCK      5,000
---------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK OPTION (RIGHT TO BUY)        (5)        5/18/10         COMMON STOCK      30,900
---------------------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------------------------
4. Conversion                    5. Ownership                    6. Nature of Indirect
   or Exercise                      Form of                         Beneficial Ownership
   Price of                         Derivative                      (Instr. 5)
   Derivative                       Security:
   Security                         Direct (D) or
                                    Indirect (I)
                                    (Instr. 5)
--------------------------------------------------------------------------------------------------
    $24.50                              D
--------------------------------------------------------------------------------------------------
    $40.78                              D
--------------------------------------------------------------------------------------------------
    $40.78                              D
--------------------------------------------------------------------------------------------------
    $48.03                              D
--------------------------------------------------------------------------------------------------
    $24.53                              D
--------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Grant to reporting person of option to buy 200 shares of common stock exercisable in annual increments of 33 1/3% of the total grant each beginning July 30, 1998.

(2) Grant to reporting person of option to buy 150 shares of common stock exercisable in annual increments of 33 1/3% of the total grant each beginning June 18, 1999.

(3) Grant to reporting person of option to buy 12,000 shares of common stock exercisable in annual increments of 33 1/3% of the total grant each beginning June 18, 1999.

(4) Grant to reporting person of option to buy 5,000 shares of common stock exercisable in annual increments of 33 1/3% of the total grant each beginning June 17, 2000.

(5) Grant to reporting person of option to buy 30,900 shares of common stock exercisable in annual increments of 33 1/3% of the total grant each beginning May 18, 2001.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


      /s/ Anthony C. Swanagan                         April 11, 2001
      -------------------------------------           ------------------
      **Signature of Reporting Person                      Date
      Anthony C. Swanagan
      Attorney-in-Fact


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
                                                                          Page 2